CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 337 to Registration Statement No. 333-62298 on Form N-1A of our report dated July 30, 2012, relating to the financial statements and financial highlights of Heartland International Value Fund, one of the portfolios constituting Trust for Professional Managers, appearing in the Annual Report on Form N-CSR of Trust for Professional Managers for the year ended May 31, 2012,and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Accounting Firm" and “Portfolio Holdings Information” in the Statement of Additional Information , which are part of such Registration Statement.

/s/ Deloitte & Touche, LLP

Milwaukee, WI
September 24, 2012